EXHIBIT 10.37

[PACIFIC BUSINESS FUNDING LOGO]

20195 Stevens Creek Boulevard  •   Suite #220  •  Cupertino, California 95014

Tel. (408) 255-9300  •  Fax (408) 255-9313

FACTORING AGREEMENT

This Factoring Agreement (the “Agreement”), dated as of September 19, 2001, is entered into by and between Lexar Media, Inc. a [☑ corporation, ☐ partnership, ☐ sole proprietorship] (“Seller”) having its principal place of business and chief executive office at the address set forth below Seller’s signature, and Pacific Business Funding, a division of Cupertino National Bank (“Purchaser”) having an office at the address identified above.

Capitalized terms used in this Agreement shall have the meanings assigned to them in Section 13, Definitions.

1.    Purchase of Accounts

1.1    Schedule of Accounts.    Seller may, at any time, request that Purchaser purchase Accounts. Any such request by Seller shall be made by delivering to Purchaser a Schedule of Accounts (the “Schedule of Accounts”) which describes in detail the Accounts Seller is requesting Purchaser to purchase, including, (a) the name and address of the Account Debtor of each such Account, (b) the amount owed by the Account Debtor of each such Account, and (c) the date and number of the invoice evidencing each such Account. Each Schedule of Accounts shall have attached to it an invoice for each Account described on the Schedule of Accounts, and shall be signed by an authorized representative of Seller.

1.2    Discretionary Approval of Accounts.    Purchaser may, in its sole discretion, purchase any Account included in a Schedule of Accounts, but is under no obligation to purchase any such Account. Purchaser may exercise its sole discretion in approving each Account and the credit of each Account Debtor before purchasing any Account.

1.3    Payment of Advances; Creation of a Book Reserve.    Upon approval, in Purchaser’s sole discretion, of any of the Accounts described on a Schedule of Accounts, Purchaser shall pay to Seller as the purchase price for any approved Account eighty percent (80%) of the face amount of such approved Account (the “Advance”). Purchaser may, time to time, in its discretion, upon notice to Seller, change the percentage of the Advance. Upon payment of the Advance to Seller, Purchaser shall also create a reserve on Purchaser’s book and records with respect to each Purchased Account in an amount equal to the face amount of the Purchased Account minus the Advance for such Purchased Account (the “Reserve”). Notwithstanding the foregoing, in no event shall the Reserve with respect to all Purchased Accounts outstanding at any time be less than twenty percent (20%) of the Account Balance. Purchaser, may in its discretion, upon notice to Seller, increase the percentage of the reserve at any time.

1.4    Transfer of Accounts.    At the time Purchaser pay the Advance with respect to any Account such Account shall constitute a Purchased Account, and Seller hereby absolutely sell transfers and assigns to Purchaser, all of Seller’s right, title and interest in and to each Purchased Account. Seller also hereby sells, transfer and assigns to Purchaser all of the goods represented by each Purchased Account, all of Seller’s rights and remedies as an unpaid seller under the California Commercial Code and other applicable law, including the rights of stoppage in transit, replevin, reclamation, and claim and delivery, and all Seller’s rights in and to all security for each such Purchased Account and guaranties thereof, and all rights against third parties with respect thereto. Any goods recovered or received by Seller shall be set aside marked with Purchaser’s name, and held for Purchaser’s account as owner.

1.5    Collection of Accounts.    Each Purchased Account shall be collected directly by the Purchaser. At the request of Purchaser, Seller and Purchaser shall jointly notify each Account Debtor by letter that Purchased Accounts owed by such Account Debtor have been assigned and are payable to Purchaser. Such notification shall be in form and substance satisfactory to Purchaser. Seller shall not take or permit any action to change or revoke any notification without Purchaser’s prior written consent and shall not request any Account Debtor to pay any Purchased Account to Seller. Notwithstanding the foregoing, in the event Seller received any payments of any Purchased Accounts. Seller shall (A) immediately notify Purchaser of such payment, (B) hold such payment in trust and safekeeping for Purchaser, and (C) immediately turn over to Purchaser the identical checks, monies or any other forms of payment received, with any necessary endorsement or assignment. Purchaser shall have the right to endorse Seller’s name on all payments received in connection with each Purchased Account and on any other proceeds of Collateral. If Purchaser receives a check or item which is payment for both a Purchased Account and a non-Purchased Account, the funds shall first be applied to the Purchased Account and, and so long as there does not then exist an Event of Default or an event that with notice or lapse of time would constitute an Event of Default, the excess shall be remitted to Seller. In the event Purchaser receives any other payments of non-Purchased Accounts, Purchaser shall remit to Seller the collections of such non-Purchased Accounts; provided, that if any Event of Default or event that with notice or lapse of time or otherwise would constitute an Event of Default then exists, Purchaser shall have no duty to remit any such collections, which collections constitute Collateral, and may apply such collections to reduce Obligations.

        1.6    Full Resource.    The purchase by Purchaser of Purchased Accounts from Seller shall be with full resource against Seller. Seller shall be liable for any deficiency in the event the Obligations exceed the amount of Purchased Accounts and the other Collateral.

2.    Fees and Customer Payments.

2.1    Finance Fees.    Seller shall pay to Purchaser on each Settlement Date, a finance fee in an amount equal to eight-tenths of one percent (.8%) per month of the average daily Account Balance outstanding during the Settlement Period ending on such Settlement Date (the “Finance Fees”). Such accrued Finance Fees shall be netted against the Reserve as described in Section 3.3.

2.2    Administrative Fees.    Seller shall pay to Purchaser on each Settlement Date, an Administrative Fee equal to one-half of one percent (.5%) of the face amount of each Account purchased by Purchaser during the Settlement Period ending on such Settlement Date (the “Administrative Fee”). All Administrative Fees shall be netted against the Reserve as described in Section 3.3.

2.3    Maximum Lawful Rate.    In no event shall any charges that may constitute interest hereunder exceed the highest rate permitted under applicable law. In the event that a court of competent jurisdiction makes a final determination that Purchaser has received interest hereunder in excess of the maximum lawful rate, then such excess shall be deemed a payment of principal and the interest payable hereunder deemed amended to the amount payable under the maximum lawful rate.

2.4    Crediting Customer Payments.    Upon Purchaser’s receipt of payment of a Purchase Account Purchaser shall promptly credit such customer payment (the “Customer Payments”) to the amount outstanding with respect to such Purchased Account. Notwithstanding the foregoing, if any Customer Payment is subsequently dishonored or Purchaser does not receive good funds for any reason, the amount of such uncollected Customer Payment shall be included in the Account Balance as it such Customer Payment had not been received, and Finance Fees shall accrue thereon, and the credit to the specific Purchased Account shall be reversed. Notwithstanding the foregoing, upon the occurrence of an Event of Default, Purchaser will apply all Customer Payments to Seller’s Obligations under this Agreement in such order and manner as Purchaser shall, in its sole discretion, determine.

2.5    Accounting.    Purchaser shall deliver to Seller after each Settlement Date, a statement of Seller’s account which shall include and accounting of the transactions of the Settlement Period, including the amount of all Finance Fees, Administrative Fees, Adjustments, Chargeback Amounts, Customer Payments and Purchased Accounts. The accounting shall constitute an account stated and shall be binding on Seller and deemed correct unless Seller delivers to Purchaser a written objection within thirty (30) days after such accounting is mailed to Seller.

3.    Adjustments, Chargebacks and Remittances.

3.1    Adjustments.    In the event any Account Debtor asserts any offsets, defense, counterclaim, dispute, discount, allowance, right of return, right of recoupment, or warranty claim with respect to a Purchased Accounts, or pays less than the face amount of such Purchased Accounts (each, an “Adjustment”), Purchaser may, in its sole discretion, either (A) deduct the amount of the Adjustment in calculating the Remittance, or (B) chargeback to Seller the Purchased Account with respect to which the Adjustment is asserted. Seller shall advise Purchaser immediately upon learning of any Adjustment asserted by any Account Debtor.

3.2    Chargebacks.    Purchaser shall have the right to chargeback to Seller any Purchased Account:

(A)	which remains unpaid ninety (90) calendar days after the invoice dated;

(B)	with respect to which there has been a material breach of any warranty, representation, covenant or agreement set forth in this Agreement;

(C)	with respect to which the Account Debtor asserts any Adjustment; or

(D)	which is owned by an Account Debtor who has filed, or has had filed against it, any bankruptcy case, insolvency proceeding, assignment of the benefit of creditors, receivership or insolvency proceeding, or who has become insolvent (as defined in the United States of Bankruptcy Code) or who is generally not paying its debts become due. Upon demand by Purchaser, Seller shall pay to Purchaser the full face amount of any Purchased Account which has been charge back to Seller pursuant to this Section 3.2, or the extent partial payment has been made, the amount by which the face amount of such Purchased Account exceeds such partial payment, together with any attorneys’ fees and cost incurred by purchaser in connection with collecting such Purchased Account (collectively, the “Chargeback Amount”). Purchaser shall advise Seller regarding how to Chargeback Amount shall be paid, which may be by any one or a combination of the following, in Purchaser’s sole discretion: (1) payment in cash immediately upon demand; (2) deduction from or offset against any remittance that would otherwise be payable to Seller; (3) payment from any Advances that may otherwise be made to Seller; (4) adjustment to the Reserve pursuant to Section 1.3 hereof; or (5) delivery or substitute Accounts and Schedule of Accounts acceptable to Purchaser, which Accounts shall constitute Purchased Accounts.

3.3    Remittance.    Purchaser shall remit to Seller after the Settlement Date, the amount, if any, which Purchaser owes to Seller at the end of the Settlement Period based on the allowing calculations set forth below (the “Remittance”); provided, that if there then exists any Event of Default or any event or condition that with notice or lapse of time would constitute an Event of Default, Purchaser shall not be obligated to remit any payment to Seller. If the amount resulting from the following calculation is a positive number, such amount is the amount of the remittance for such Settlement Period. If the resulting amount is a negative number, such amount is the amount owed by Seller to Purchaser.

The calculations to be used are as follows:

(A)	The sum of the following:

(1)	The Reserve as of the beginning of the subject Settlement Period, plus

(2)	The Reserve created for each Account purchased during the subject Settlement Period;

MINUS

(B)	The sum of the following:

(1)	Finance Fees accrued during the subject Settlement Period; plus

(2)	Administrative Fees accrued during the subject Settlement Period; plus

(3)	Adjustments during the subject Settlement Period; plus

(4)	Chargeback Amounts, to the extent Purchaser has agreed to accept payment of any such Chargeback Amount by deduction from the Remittances; plus

(5)	All professional fees and expenses as set forth in the Section 10 for which oral or written demand has been made by Purchaser during the subject Settlement Period; plus

(6)	The Reserve for the Account Balance as of the first day of the following Settlement Period in the minimum percentage set forth in Section 1.3 hereof.

In the foregoing calculations result in a Remittance payable to Seller, Purchaser shall make such payment by check, subject to Purchaser’s rights of offset and recoupment, and its right to Deduct any Chargeback Amount as set forth in Section 3.2. If the foregoing calculations result in an amount due to Purchaser from Seller, Seller shall make such payment by any one or a combination of the methods set forth in Section 3.2 hereof for chargebacks, as determined by Purchaser in its discretion.

4.    Power of Attorney.    Seller hereby appoints Purchaser and its designees as Seller’s true and lawful attorney in fact, to exercise in Purchaser’s discretion, and regardless of whether an Event of Default is then existing, all of the following powers, such powers being coupled with an interest: (A) to notify all Account Debtors with respect to the Purchased Accounts to make payment directly to Purchaser; (B) to receive, deposit and endorse Seller’s name on all checks, drafts, money orders and other forms of payment relating to the Purchased Accounts; (C) to demand, collect, receive, sue and give releases to any Account Debtor for the monies due or which may become due on or in connection with the Purchased Accounts; (D) in the event of default, to compromise, prosecute, or defend any action, claim, case, or proceeding relating to the Purchased Accounts, including the filing of a claim or the voting of such claims in any bankruptcy case, all in Purchaser’s name or Seller’s name, as Purchaser may elect; (E) in the event of default, to sell, assign, transfer, pledge, compromise, or discharge any Purchased Accounts; (F) to receive, open, redirect and dispose of all mail addressed to Seller for the purpose of collecting the Purchased Accounts and to take all the actions permitted in subsection (B) above with respect to any payment in any such mail; (G) in the event of default, to execute in the name of Seller and files against Seller in favor of Purchaser such financing statements and other agreements as Purchaser deems necessary to evidence or perfect is security interest in the Purchased Accounts and the other Collateral; and (H) to do all acts and things necessary or expedient, in furtherance of any such purposes. Upon the occurrence of an Event of Default, all of the power of attorney rights granted by Seller to Purchaser hereunder shall be applicable with respect to all Collateral.

5.	Continuing Representation, Warranties and Covenants. To induce Purchaser to enter into this Agreement and purchase Accounts, and with full knowledge that Purchaser is relying on the truth accuracy of the following in determining whether to purchase any Account, Seller represents, warrants, covenants and agrees as follows, which representations, warranties, covenants and agreements shall survive the execution and delivery of this Agreement:

(A)	The information contained in each Schedule of Accounts is true and correct;

(B)	Each Schedule of Accounts is signed by an authorized representative of Seller, and Purchaser shall have the right to rely on such signature as an authorized signature of Seller;

(C)	Seller is the sole and absolute owner of each Account described in each Schedule of Accounts and has the legal rights to sell, transfer, and assign such Account to Purchaser;

(D)	Seller has performed all obligations required by the Account Debtor in connection with each Account described in each Schedule of Accounts and payment of each such Account is not contingent upon the fulfillment of any obligation or contract, past or future;

(E)	Each Account described on each Schedule of Accounts is correctly stated therein, is not in dispute, is presently and unconditionally owing at the time stated in the invoice evidencing such Account as attached to the Schedule of Accounts, is not past due or in default, represent a bona fide indebtedness arising from the actual sale of goods or performance of service to an Account Debtor in the ordinary course of Seller’s business which has been received and finally accepted by the Account Debtor;

(F)	Each Account set forth on each Schedule of Accounts is, to seller’s knowledge, not subject to any offset, defense or counterclaim of any kind, whether bona fide or otherwise, and no agreement has been made under which the Account Debtor may claim any deduction or discount except as otherwise stated in the Schedule of Accounts;

(G)	Each Account Debtor identified on each Schedule of Accounts is liable for the amount set forth on such Schedule of Accounts and will not be subject to payment for, or the quality or the quantity of the goods or services to which any Account described on such Schedule of Accounts relates;

(H)	Seller, and the Seller’s best knowledge, each Account Debtor set forth in each Schedule of Accounts, is and shall remain in that the present saleable value of such entity’s assets exceeds the total of such entity’s liabilities;

(I)	Seller has not, as of the time Seller accepts an Advance from Purchaser, filed or had filed against it a petition for relief under the United States Bankruptcy Code;

(J)	Each Account and all other Collateral are free and clear of any and all liens, security interest and encumbrances of any kind, other than those in favor of Purchaser and Seller will not assign, transfer, or grant any lien or security interest in any Accounts or other Collateral to any other party, without Purchaser’s prior written consent;

(K)	Seller has not sold, assigned, transferred, pledged or otherwise conveyed any Purchased Accounts to any party other than Purchaser, and Seller shall not sell, assign, transfer, pledge or otherwise convey any Collateral without Purchaser’s prior consent, except for the of Accounts to Purchaser and the sale of finished inventory in Seller’s normal course of business;

(L)	Seller’s name and form of organization are as set forth at the beginning of this Agreement, and Seller’s chief executive office, place of business and place where Collateral and records concerning Accounts and other Collateral are kept are as set forth below Seller’s signature, and Seller will give Purchaser at least thirty (30) days prior written notice if such name, organization, place of business, location of Collateral or records concerning Collateral is to be changed or added and shall execute any documents necessary to perfect Purchaser’s interest in the Purchased Accounts and the other Collateral; and

(M)	Seller shall pay all of its normal gross payroll for employees, and all federal and state taxes, as and when due, including all payroll and withholding taxes and state sales taxes.

6.    Grant of Security Interest.    To secure the prompt payment and performance of all of Seller’s Obligations to Purchaser, Seller hereby grants to Purchaser a continuing lien upon an security interest in, and right of set off with respect to, all of Seller’s right, title and interest in, to and under the following, whether now owned by or owing to, or hereafter acquired by or arising in favor of, Seller, and regardless of where located (collectively the “Collateral”):

(A)	All accounts, accounts receivable (excluding any and all employee notes), chattel paper, contract rights, documents, instruments, letter of credit, banker’s acceptances, drafts, securities and general intangibles, including all claims, causes of action, deposit accounts, rights to receive tax refunds, rights in and claims under insurance policies (including rights to unearned premiums), customer lists, copyrights, patents, trademarks, license agreements (except for the Samsung license agreement dated March 29, 2001), goodwill associated with trademarks and trademark licenses, and other intellectual property of every kind and other rights to payment;

(B)	All inventory;

(C)	All monies, remittances, and other amounts due under this Agreement and any other agreement between Purchaser and Seller;

(D)	All equipment, machinery, motor vehicles, furniture, fixtures, tools and supplies;

(E)	All investment securities;

(F)	All farm products, crops, timber, minerals and like (including oil and gas);

(G)	All books and records relating to the foregoing, including all computer programs, printed output and computer readable data;

(H)	All accessions to, and substitutions and replacements for, all of the foregoing; and

(I)	All proceeds and products of the foregoing, whether due to voluntary or involuntary disposition, including insurance proceeds. Seller shall sign and deliver to Purchaser UCC financing statements, in form acceptable to Purchaser. Seller agrees to deliver to Purchaser the originals of all instruments, chattel paper and documents evidencing or related to Purchased Accounts and other Collateral.

7.    Default.    The occurrence of any one or more of the following shall constitute an event of default under this Agreement (each, an “Event of Default”):

(A)	Seller fails to pay any amount owed to Purchaser as and when due under this Agreement or fails to pay any other Obligations as and when due;

(B)	Any warranty or representation by Seller to Purchaser under this Agreement is incorrect or untrue when made or thereafter becomes untrue or incorrect;

(C)	Seller fails to perform or breaches any covenant or agreement set forth in this Agreement or any other agreement between Purchaser and Seller;

(D)	There shall be commenced by or against Seller any voluntary or involuntary case under the United States Bankruptcy Code, or any assignment for the benefit of creditors, or appointment of a receiver or custodian for any of Seller’s assets;

(E)	Seller shall become insolvent in that its debts are greater than the fair value of its assets, or Seller is generally not paying its debts as they become due or is left with unreasonably small capital;

(F)	Any involuntary lien, garnishment, attachment or the like is issued against or attaches to the Purchased Accounts or the other Collateral;

(G)	An event of default shall occur under any guaranty executed by any guarantor of the Obligations, or any material provision of any such guaranty shall for any reason cease to be valid or enforceable or any such guaranty shall be repudiated or terminated, including by operation of law; or

(H)	A default or event of default shall occur under any agreement between Seller and any creditor or Seller who has entered into a subordination agreement with Purchaser.

8.    Remedies Upon Default.    Upon the Occurrence of an Event of Default, Purchaser may, without notice, (A) without implying any obligation to by Accounts, cease buying Accounts; (B) accelerate the payment of all Obligations by requiring Seller to purchase all or any portion of the Purchased Accounts then outstanding for cash in an amount equal to the Advance made for each Purchased Account and all accrued Finance Fees, Administrative Fees, attorneys’ fees and other Obligations then outstanding, which Obligations shall be due and payable in full without demand; (C) exercise all the rights and remedies under this Agreement and under applicable law, including the rights and remedies of a secured party under the California Commercial Code. Without limiting the generality of the foregoing, Purchaser may (1) exercise all of the power of attorney rights described in Section 4 with respect to all Collateral, and (2) collect, dispose of, sell, lease, use, and realize upon all Purchased Accounts and other Collateral in any commercially reasonable manner. Seller and Purchaser agree that any notice of sale required to be given to Seller shall be deemed to be reasonable if given five (5) days prior to the date on or after which any sale may be held. All remedies set forth herein shall be cumulative and none exclusive.

9.    Accrual of Interest.    If any amount owed by Seller hereunder is not paid when is due, including any amounts due under Section 3.3, Chargeback Amounts, professional fees and expenses under Section 10 and any other Obligations, such amounts shall bear interest at a per annum rate equal to the rate used to calculate the Finance Fees, annualized, until Payment in good funds in the full of all such obligations.

10.    Attorneys’ Fees.    Seller shall pay to Purchaser immediately upon demand, all costs and expenses, including reasonable fees and expenses of attorneys and other professionals, that Purchaser incurs in connection with any and all of the following: (A) preparing, amending, supplementing, negotiating and enforcing this Agreement, or any other agreement executed in connection herewith; (B) perfecting, protecting or enforcing Purchaser’s interest in the Purchased Accounts and the other Collateral; (C) Collecting the Purchased Accounts and the obligations; (D) defending or in any way addressing claims made or litigation initiated by or against Purchaser as a result of Purchaser’s relationship with Seller or any guarantor, and (E) representing Purchaser in connection with any bankruptcy case or insolvency proceeding involving Seller, any Purchased Account, any other Collateral or Account Debtor. Any Attorneys’ fees and expense may, at Purchaser’s option, be netted against the reserve as set forth in Section 3.3.

11.    Term and Termination.    The term of this Agreement shall be for one (1) year from the date hereof, and from year to year thereafter unless terminated in writing by Purchaser or Seller. Seller and Purchaser shall each have the right to terminate this Agreement at any time with a 30 day notice, unless in default. Notwithstanding the foregoing, any termination of this Agreement shall not affect Purchaser’s security interest in the Collateral and Purchaser’s ownership of the Purchased Accounts, and this Agreement shall continue to be effective, and Purchaser’s rights and remedies hereunder shall survive such termination, until all transactions entered into and Obligations incurred hereunder or in connection herewith have been computed and satisfied in full.

12.    Miscellaneous.

12.1    Severability.    In the event that any provision of this Agreement is held to be invalid or unenforceable, this Agreement will be construed as not containing such provision and the remainder of the Agreement shall remain in force and effect.

12.2    Choice of Law.    This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflict of law.

12.3    Notices.    All notices shall be given to Purchaser and Seller at the addresses set forth in this Agreement and shall be deemed to have been delivered and received: (A) mailed three (3) calendar days after deposited in the United States mail, first class, postage prepaid; (B) one (1) calendar day after deposit with an overnight mail or messenger service; or [illegible] date of transmission if sent by delivery, telecopy, telefax, or telex.

12.4    Titles and Section Headings.    The titles and section headings used herein are for convenience only and shall not be used in interpreting this Agreement.

13.    Definitions.    All terms used herein which are defined in the California Uniform Commercial Code shall have the meaning given therein unless otherwise defined in this Agreement. Term “including” is not limiting or exclusive. When used herein, the following terms shall have the following meanings.

13.1    “Account” shall mean all accounts, accounts receivable, chattel paper, contract rights, documents, general intangibles, instruments, letters of credit, banker’s acceptances, and other rights to payment, and proceeds thereof.

13.2    “Account Balance” shall mean, on any given day, the gross face amount of all Purchased Accounts unpaid on that day.

13.3    “Account Debtor” shall have the meaning set forth in the California Commercial Code and shall include any person liable on any Purchased Account, including any grantor of the Purchased Account and any issuer of a letter of credit or banker’s acceptance.

13.4    “Adjustment(s)” shall have the meaning set in Section 3.1.

13.5    “Administrative Fee” shall have the meaning as set forth in Section 2.2.

13.6    “Advance” shall have the meaning set forth in Section 1.3.

13.7    “Chargeback Amount” shall have the meaning set forth in Section 3.2.

13.8    “Collateral” shall have the meaning set forth in Section 6.

13.9    “Customer Payments” shall have the meaning set forth in Section 2.4.

13.10    “Event of Default” shall have the meaning set forth in Section 7.

13.11    “Finance Fees” shall have the meaning set forth in Section 2.1.

13.12    “Schedule of Accounts” shall have the meaning set forth in Section 1.1.

13.13    “Obligations” shall mean all advances, obligations, indebtedness and duties owing by Seller to Purchaser of any kind or nature, present or future arising under or in connection with this Agreement entered into between Purchaser and Seller, whether direct or indirect, including all Advances, Finance Fees, Administrative Fees, Chargeback Amounts, Attorneys’ fees and expenses.

13.14    “Purchased Accounts” shall mean all Accounts identified on any Schedule of Accounts delivered by Seller to Purchaser with Purchaser elects to purchase and for which Purchaser makes an Advance, and all monies due or to become due thereunder.

13.15    “Remittance” shall have the meaning set forth in Section 3.3.

13.16    “Reserve” shall have the meaning set forth in Section 1.3.

13.17    “Settlement Date” shall mean the last calendar day of each Settlement Period.

13.18    “Settlement Period” shall mean each calendar month of each year.

WITNESS WHEREOF, Seller and Purchaser have executed this Agreement on the day and year written above.

“PURCHASER”		“SELLER”

PACIFIC BUSINESS FUNDING, a division of Cupertino National Bank

By:	/s/ William P. Chronert	By:	/s/ Michael Perez

Title:	President	Title:	CFO

Other Locations of Collateral, if any, in Addition to Above:		Address of Seller, Chief Executive Office and Location of Collateral

		Street:	47421 BAYSIDE PARKWAY

		City:	FREMONT

		State:	CA

		Zip Code:	94538

		Telephone No.:	(510) 413-1278

		Facsimile No.:	(510) 580-0479

[PACIFIC BUSINESS FUNDING LOGO]

20195 STEVENS CREEK BLVD.

SUITE # 220

CUPERTINO, CA. 95014

TEL: (408) 255-9300  FAX (408) 255-9313

SECRETARY’S CERTIFICATE

The undersigned, being the duly elected, qualified and acting Secretary of Lexar Media, Inc., a Delaware corporation (the “Corporation”), hereby certifies to PACIFIC BUSINESS FUNDING that (1) at a meeting duly convened at which a quorum was present the following resolutions were adopted by the Board of Directors of the Corporation and that such resolutions have not been modified, amended, or rescinded in any respect and are in full force and effect as of the date of this Secretary’s Certificate, (2) such resolutions authorize and ratify, among other things, any actions previously, concurrently, or subsequently taken by the Corporation’s officers and employees, and (3) the Authorized Officers (as defined in the following resolutions) are the qualified and duly elected officers of the Corporation, incumbent as of the date hereof, and hold the offices of the Corporation set forth opposite their respective names:

RESOLVED, that this Corporation be, and hereby is, authorized to obtain financing from Pacific Business Funding through the sale to Pacific Business Funding of this Corporation’s accounts receivable, with recourse to this Corporation, upon the terms set forth in a Factoring Agreement between Pacific Business Funding and this, which Factoring Agreement shall contain such terms as may be agreed upon by this Corporation and Pacific Business Funding; and

RESOLVED, that this Corporation be, and hereby is, authorized to grant to Pacific Business Funding a security interest in this Corporation’s assets, whether presently owned or hereafter acquired or arising, including, without limitation, accounts, accounts receivable, chattel paper, contract rights, documents, instruments, letters of credit, banker’s acceptances, drafts, securities, general intangibles (including, without limitation, claims, causes of action, deposit accounts, tax refunds, rights in and under insurance policies, customer lists, copyrights, patents, trademarks and other intellectual property and other rights to payment), inventory, equipment, machinery, motor vehicles, furniture, fixtures, tools, supplies, farm products, crops, timber, minerals and the like, books, and records, and proceeds and products of the foregoing, and the other collateral as described in the Factoring Agreement; and

RESOLVED, that this Corporation be, and hereby is, authorized and directed to execute and deliver to Pacific Business Funding the Factoring Agreement, financing statements, and such other agreements, certificates, instruments, notices and other documents as may be required or deemed necessary or advisable in order to fully effectuate the purposes and intent of the foregoing resolutions; and

RESOLVED, that any one or more of the following named officers of this Corporation (the “Authorized Officers”) and any other employee of this Corporation be, and each of them hereby is, authorized, empowered, and directed to execute and deliver to Pacific Business Funding on behalf of this Corporation, the Factoring Agreement, financing statements and other agreements, certificates, instruments, notices and other documents described in the foregoing resolution, and to do or cause to be done all such acts and things and make, execute and deliver or cause to be made, executed, and delivered, on behalf of this Corporation, all such further agreements and instruments as may be deemed necessary or advisable in order to fully effectuate the purposes and intent of the foregoing resolutions:

TYPE OR PRINT NAMES OF AUTHORIZED OFFICERS:	TITLES:

Eric B. Stang	President and Chief Executive Officer

Michael Perez	Chief Financial Officer

Eric S. Whitaker	Vice President, General Counsel & Secretary

RESOLVED, that any and all acts authorized pursuant to the resolutions and performed prior to the passage of these resolutions are hereby ratified and approved; and

RESOLVED, that the Secretary or Assistant Secretary of this Corporation be, and hereby is, authorized, empowered, and directed to certify to the passage of the foregoing resolutions under the seal of this Corporation.

IN WITNESS WHEREOF, the undersigned has duly executed this Secretary’s Certificate this 25th day of

September ,	2001
(MONTH)	(YEAR)

Secretary’s Signature      /s/    E.S. Whitaker

Secretary of                     Lexar Media, Inc.

[PACIFIC BUSINESS FUNDING LOGO]

20195 STEVENS CREEK BLVD.

SUITE # 220

CUPERTINO, CA. 95014

TEL: (408) 255-9300 FAX (408) 255-9313

CERTIFICATION OF OFFICERS

The undersigned, being all the officers of LEXAR MEDIA, INC., a DELAWARE corporation (the “Corporation”), hereby certify to Pacific Business Funding (“PBF”) that:                                TO THE BEST OF OUR KNOWLEDGE

1. The correct name of the Corporation is LEXAR MEDIA, INC., as set forth in the Articles of Incorporation.

2. The Corporation was incorporated on 11TH DAY OF AUGUST , 2000 , under the laws of the State of DELAWARE,                                                                                       (DAY/MONTH)               (YEAR)

and is in good standing under such laws.

3. The Corporation’s place of business and chief executive office, being the place at which the Corporation maintains its books and records pertaining to accounts, accounts receivable, contract rights, chattel paper, general intangibles, instruments, documents, inventory, and equipment, is located at:

47421 BAYSIDE PARKWAY

FREMONT, CA 94538

4. The Corporation has other places of business at the following addresses:

UNIT 5, RIVER COURT                                              2255 GLADES ROAD

ALBERT DRIVE, SHEERWATER, WOKING           SUITE 311E

SURREY    GU21 5RP,    ENGLAND                         BOCA RATON, FL 33431

LEVEL 32, SHINJYUKU NOMURA BLDG.,

1-26-2 NISHI-SHINJYUKU

SHINJYUKU-KU, TOKYO 163-0532

5. There is no provision in the Certificate of Incorporation, Articles of Incorporation, or Bylaws of the Corporation, or in the laws of the State of its incorporation, requiring any vote or consent of shareholders to authorize the sale of receivables for the grant of a security interest in any assets of the Corporation. Such power is vested exclusively in the Corporation’s Board of Directors.

6. The officers of the Corporation, and their respective titles and signatures, are as follows:

President	ERIC STANG
NAME

/s/ Eric Stang
SIGNATURE

Vice President
NAME

SIGNATURE

Secretary	ERIC WHITAKER
NAME

/s/ Eric Whitaker
SIGNATURE

Treasurer	MICHAEL PEREZ
NAME

/s/ Michael Perez
SIGNATURE

7. Except as indicated in this paragraph 7, each of the officers listed in paragraph 6 has signatory powers with respect to all the Corporation’s transactions with PBF. Any exceptions are listed below:

8. The undersigned shall give PBF prompt written notice of any change or amendment with respect to any of the foregoing. Until such written notice is received by PBF, PBF shall be entitled to rely upon the foregoing in all respects.

IN WITNESS WHEREOF, the undersigned have executed this Certification of Officers on 25TH DAY OF SEPTEMBER ,

                                                                                                                                                                        (DAY/MONTH)

2001.

(YEAR)

/s/ Eric Stang
PRESIDENT

VICE PRESIDENT
/s/ E. S. Whitaker
SECRETARY
/s/ Michael Perez
TREASURER